EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Patterson Companies, Inc. Amended and Restated 2015 Omnibus Incentive Plan and the Employment Inducement Awards of our reports dated June 27, 2018, with respect to the consolidated financial statements and schedule of Patterson Companies, Inc. and the effectiveness of internal control over financial reporting of Patterson Companies, Inc. included in its Annual Report (Form 10-K) for the year ended April 28, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

September 20, 2018